June 7, 2017

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, CA 91748

RE:	Marina Biotech, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”) and prospectus contained therein (the “Prospectus”), filed with the Securities and Exchange Commission by Marina Biotech, Inc., a Delaware corporation (“Company”), under the Securities Act of 1933, as amended, with respect to up to 61,821,399 shares (the “Shares”) of the common stock, par value $0.006 per share, of the Company (“Common Stock”), to be offered for resale by certain stockholders of the Company (the “Selling Stockholders”), of which: (i) 58,392,828 shares of Common Stock were issued pursuant to that certain Agreement and Plan of Merger dated as of November 15, 2016 by and among the Company, IThenaPharma, Inc., IThena Acquisition Corporation and Vuong Trieu (as the representative of the stockholders of IThenaPharma, Inc.) (the “IThena Shares”); (ii) 1,500,000 shares of Common Stock were issued to Novosom Verwaltungs GmbH pursuant to a letter agreement between Novosom Verwaltungs GmbH and the Company dated November 15, 2016 (the “Novosom Shares”); and (iii) 1,928,571 shares of Common Stock are issuable upon the conversion of the demand promissory note that was issued to Vuong Trieu, Ph.D. on November 15, 2016 pursuant to a Line Letter dated November 15, 2016 (the “Line Letter”) for an unsecured line of credit in an amount not to exceed $540,000 (at an assumed conversion price of $0.28) (the “Line Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, it is our opinion that:

(i)	The Ithena Shares and the Novosom Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

(ii)	The Line Shares have been duly authorized and, when issued upon conversion of the Line Letter, in accordance with the terms of (and for the consideration set forth in) the Line Letter, will be validly issued, fully paid and non-assessable.

We are admitted to the Bar in the State of New York and we express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP

PRYOR CASHMAN LLP